Photon Dynamics to Delay First Quarter Earnings Announcement

Company Estimates $21.4 Million in Q1 Fiscal Year 2007 Revenue

SAN JOSE, CA -- 01/30/2007 -- Photon Dynamics, Inc. (NASDAQ: PHTN), a leading global supplier of integrated yield management solutions for the flat panel display (FPD) market, announced that it is postponing its first quarter fiscal 2007 financial results announcement and conference call previously scheduled for January 30, 2007.

The Company said that over the past several years it may have incorrectly calculated certain customs duties in connection with the export of warranty parts. The Company is reviewing the matter with customs experts and with its independent auditors in order to determine the underreported amount, if any, and the appropriate accounting treatment. The Company said that it now expects to announce first quarter results on February 8, 2007.

The Company said that it currently expects to report revenue of $21.4 million for the first quarter, which ended December 31, 2006, and that its net loss per share for the period is still expected to be in the range of $0.45 to $0.55 previously provided as guidance.

About Photon Dynamics, Inc.

Photon Dynamics, Inc. is a leading global supplier of integrated yield management solutions for the flat panel display market. Photon Dynamics develops systems that enable manufacturers to collect and analyze data from the production line, and quickly diagnose and repair process-related defects, thereby allowing manufacturers to decrease material costs and improve throughput. Founded in 1986, Photon Dynamics is headquartered in San Jose, California with sales and customer support offices in Beijing, China; Seoul, Daejeon, Gumi, and Cheonan, Korea; Hsinchu, Tainan, and Taichung, Taiwan; and Tokyo and Tsu, Japan. For more information about Photon Dynamics, visit its Web site at www.photondynamics.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

The statements in this press release relating to Photon Dynamics' estimated results for the first quarter of fiscal 2007 are forward-looking statements. These forward-looking statements are based on current expectations on the date of this press release and involve a number of uncertainties and risks. These uncertainties and risks include, but are not limited to: calculation and final settlement of underreported customs duties and possible interest and penalties; and changes and adjustments in the company's estimated first quarter results as a result of new information or additional procedures. As a result, Photon Dynamics' actual results may differ substantially from expectations. For further information on risks affecting Photon Dynamics, refer to the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" under the caption " Factors Affecting Operating Results" in Photon Dynamics' Annual Report on Form 10-K for fiscal 2006. Photon Dynamics undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.

Contacts:
Corporation:
Photon Dynamics
Mike Schradle
(408) 360-3561
investor@photondynamics.com

Investors and Media:
Guerrant Associates
Laura Guerrant
(808) 882-1467
lguerrant@guerrantir.com